Exhibit 99.1

Brandywine West, 1521 Concord Pike, Suite 301 Wilmington, DE 19803

N E W S  R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT: Elise A. Garofalo Director of Investor Relations 302-778-8227

GrafTech Reports 2003 Year End and Fourth Quarter Results

        Wilmington, DE – February 12, 2004 – GrafTech International Ltd. (NYSE:GTI) today announced financial results for the year and fourth quarter ended December 31, 2003.

2003 Annual Highlights

o	Net loss for 2003 was $22 million, or $0.33 per share, versus a net loss of $18 million, or $0.33 per share, for 2002.

o	Net income was $18 million, or $0.24 per diluted share, before restructuring and impairment charges, gain on sale of discontinued operations, antitrust reserve adjustment and other income versus a net loss of $14 million, or $0.25 per share, before such items and a tax settlement adjustment for 2002. (See attached comparative reconciliation of earnings per share.)

o	Net sales increased 20 percent, to $713 million, versus 2002. Graphite electrode sales volume increased 11 percent, to 200.6 thousand metric tons, and average graphite electrode sales revenue per metric ton increased 12 percent, to $2,345 per metric ton, versus 2002. Electronic thermal management net sales were $2 million versus $0.5 million in 2002.

o	Gross profit increased over 24 percent, to $168 million, versus 2002.

o	EBITDA was $117 million, including $12 million of other income, versus $79 million, including $9 million of other income, in 2002. (See attached reconciliation of EBITDA.)

o	Net debt at December 31, 2003 was $483 million as compared to $706 million at December 31, 2002. (See attached reconciliation of net debt.) Among other things, GTI raised $190 million of net proceeds from its equity offering, which was utilized to pay down debt, during the 2003 fourth quarter.

2003 4th Quarter Highlights

o	Net loss for 4Q03 was $26 million, or $0.28 per diluted share, versus a net loss of $2 million, or $0.04 per share, in 4Q02.

o	Net income was $6 million, or $0.07 per diluted share, before impairment charges of $7 million ($6 million after tax), a $32 million charge ($29 million after tax) from an antitrust reserve adjustment and $3 million of other income, net (before and after tax). (See attached comparative reconciliation of earnings per share.)

o	Net sales increased 21 percent, to $189 million, versus 4Q02; Gross profit increased 20 percent, to $45 million, versus 4Q02.

o	EBITDA was $32 million, including $3 million of other income, versus $23 million, including $2 million of other income, in 4Q02. (See attached reconciliation of EBITDA.)

o	Net debt at December 31, 2003 was $483 million as compared to $699 million at September 30, 2003. (See attached reconciliation of net debt.) Q403 cash from operations was $29 million.

        Craig Shular, Chief Executive Officer of GTI, commented, “In 2003, we achieved the key objectives we set out for the year. We returned to profitability from a net loss of $14 million in 2002 to net income of $18 million before special charges and other income noted above. Net sales and profits improved in our graphite electrode, carbon and electronic thermal management (ETM) businesses throughout the year from both higher sales volume and higher prices. We delivered our cost savings target of $16 million for 2003, for total cumulative savings of $30 million, under the 2002 cost savings plan despite upward cost pressures, particularly energy, during the year. We made significant progress in our ETM business winning key orders from industry leaders like IBM, Samsung, Intel and Sony. ETM sales were $2 million in 2003, up from a half million dollars in 2002, and we expect those revenues to grow to $8 million in 2004. Lastly, we significantly improved our capital structure and strengthened our balance sheet. Key activities during the year included our $190 million equity offering and $24 million of non-strategic asset sales. Also, in January 2004, we completed a $225 million offering of 1.625 percent convertible senior debentures. We are pleased with GrafTech’s execution of these key initiatives in 2003.”

Synthetic Graphite Line Of Business

(Graphite electrodes, cathodes and advanced synthetic graphite products)

        The synthetic graphite line of business had net sales of $172 million in the 2003 fourth quarter as compared to $143 million in the 2002 fourth quarter. The increase was primarily due to higher prices and sales volume of graphite electrodes, including the benefit of net changes in currency exchange rates. The average sales revenue per metric ton of graphite electrodes in the 2003 fourth quarter was $2,413 as compared to $2,113 in the 2002 fourth quarter. Approximately half of the increase in price was due to benefits from net changes in currency exchange rates. Graphite electrode sales volume was 53.1 thousand metric tons, 12 percent higher than in the same period in 2002.

        Gross profit for the synthetic graphite line of business was $41 million in the 2003 fourth quarter, 22 percent higher than in the same period in 2002. The increase in gross profit was primarily due to higher graphite electrode net sales and improved productivity throughout the production network. These improvements were partially offset primarily by lower cathode sales volume, higher energy costs and the negative impact of net changes in currency exchange rates on costs. Gross margin was 24.2 percent in the 2003 fourth quarter as compared to 23.9 percent in the 2002 fourth quarter.

Other Lines Of Business

(Natural graphite (AET) and advanced carbon materials lines of business – Note that this segment has been restated for current and prior periods to exclude GTI’s composite tooling business that was sold in June 2003.)

        Net sales for GTI’s other businesses totaled $17 million for the 2003 fourth quarter, as compared to $13 million in the 2002 fourth quarter, with improvements across all lines of business. Gross profit was $4 million, or 18.9 percent of net sales, as compared to $3 million, or 25.3 percent of net sales, in the 2002 fourth quarter. Gross margin declined primarily due to higher energy costs, changes in product mix and timing of various projects in the advanced carbon materials business.

        For the year 2003, net sales for GTI’s other businesses totaled $75 million, over 26 percent higher than in 2002 and gross profit improved to $17 million, or 23.1 percent of net sales, from $10 million, or 18.5 percent of net sales in 2002. Net sales and gross profit increased primarily due to higher net sales in the advanced carbon materials line of business.

      AET Fuel Cell and ETM Highlights

o	Awarded two cash grants in October totaling $1.4 million from the State of Ohio to advance fuel cell technologies and develop mass production processes for fuel cell commercialization.

o	Received approval and commercial orders for eGRAF® thermal spreader products to be used in cell phone applications at Sharp and NEC. These represent GTI’s first cell phone applications.

o	Received approval and commercial orders from Lucent for thermal interface products for use in communication network devices.

Corporate

        Selling, general and administrative and research and development expenses were $25 million in the 2003 fourth quarter as compared to $24 million in the 2003 third quarter. The increase was mainly due to the impact on costs of continued strengthening of the euro in the 2003 fourth quarter and variable compensation expense.

        Other income, net, of $3 million in the 2003 fourth quarter was primarily due to the positive impact of changes in currency exchange rates on euro-denominated intercompany loans, which was partially offset by other expenses, including a one-time non-cash write off of $2 million of bank fees associated with the pay down of term debt in connection with GTI’s October 2003 equity offering and a $3 million non-cash write down of fixed assets.

        During the 2003 fourth quarter, GTI sold land in Clarksville, TN, and received net proceeds of $2 million, which were used to reduce debt. GTI recorded a $2 million net non-cash write off of the remaining book value of the assets at this site. GTI also recorded a $5 million impairment of the remaining fixed assets at its Caserta, Italy manufacturing facility.

        As previously announced, GTI recorded a $32 million ($29 million after tax) charge associated with the $72 million provisional payment posted with the European Union. In 2001, GTI was fined Euro 50.4 million ($64 million at the currency exchange rate in effect at December 31, 2003) for graphite electrode price fixing by prior management; that fine is under appeal. While an appeal is pending, payment of the fine or security in the form of a letter of credit is typically required by the EU. Following GTI’s recent convertible debenture offering and GTI’s recent discussions with the EU, GTI posted a provisional payment to cover the fine and accrued interest at 6.04 percent since 2001. The provisional payment does not prejudice GTI’s appeal challenging the amount of the fine and the full provisional payment will earn interest at an annual rate of 2.1 percent until the appeal challenging the amount of the fine is final. Despite the fact that the payment is only provisional based on EU law, GTI recorded a charge, in accordance with generally accepted accounting principles, to cover the full provisional payment to the EU to the extent that the payment was not already covered by its antitrust reserve.

        Interest expense was $9 million in the 2003 fourth quarter primarily due to debt reduction associated with GTI’s equity offering in October. Interest expense for 2004 is expected to be approximately $40 million.

        The effective tax rate before special charges and other income, net for 2003 was approximately 35 percent. GTI is targeting that same level for 2004.

        Net debt was $483 million at December 31, 2003. Net cash provided by operations in the 2003 fourth quarter was $29 million, mainly due to net income of $6 million before special charges (noted earlier) and changes in working capital. Capital expenditures were $12 million in the 2003 fourth quarter and $41 million for 2003. Net cash proceeds from asset sales in 2003 totaled $24 million. GTI is targeting an additional $25 million of asset sales in 2004.

Cost Savings

        GTI achieved $16 million of cost savings in 2003. During the year, GTI realized benefits from improved productivity from its graphite electrode manufacturing facilities, the redesign of its benefit plans, the streamlining of its organizational structure, interest rate risk management activities, debt reduction and its corporate, legal and tax realignment. GTI delivered against its 2003 savings target despite higher than expected energy and raw material costs across all its businesses.

        GTI is targeting $30 million of incremental cost savings in 2004. While GTI is experiencing raw material and energy cost increases, it is directing cost savings efforts to attempt to mitigate these impacts.

Outlook

     Mr. Shular commented on the outlook, “We expect earnings per share to be between $0.60-$0.75 in 2004. The improvement over 2003 will be driven by expected increases in graphite electrode sales volume and price and company-wide targeted cost savings. 2004 estimated sales volume of graphite electrodes is 210,000 metric tons. We have implemented graphite electrode price increases and expect average graphite electrode sales revenue per metric ton for 2004 to be $2,550. Approximately one-quarter of the estimated $200 increase over the 2003 average is associated with expected benefits from net changes in currency exchange rates.”

        “We expect earnings per share in the 2004 first quarter to be between $0.09-$0.11. For the 2004 first quarter, we expect graphite electrode sales volume to follow the historical seasonal pattern of being the lowest volume quarter of the year. We expect this volume to be approximately 50,000 metric tons.”

        “Finally, we announced a global graphite electrode price increase in February 2004 of $150 per metric ton in the Americas, Africa and Asia and Euro 115 per metric ton (or approximately $150) in Europe, CIS and the Middle East. As the majority of GTI’s graphite electrode order book has been placed, the February 2004 price increase is expected to impact less than 10 percent of GTI’s 2004 business.”

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EDT. The dial-in number is 800-218-0530 for domestic and 303-262-2075 for international. If you are unable to listen to the live call, the call will be archived and available for replay within one day of the original broadcast on our website at www.graftech.com under the Investor Relations section.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon products and related technical and research and development services, with industry leading customers in more than 70 countries. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We are the leading manufacturer in all of our major product lines, with 13 state of the art manufacturing facilities strategically located on four continents. GRAFCELL®, GRAFOIL®, and eGRAF® are our registered trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and any related calls or discussions may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about such matters as: future production and sales of products that incorporate our products or that are produced using our products; future prices and sales of and demand for our products; future operational and financial performance of various businesses; strategic plans; impacts of regional and global economic conditions; interest rate management activities; corporate and business projects; legal matters; consulting projects; potential offerings, sales and other actions regarding debt or equity securities; and future asset sales, costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. References to spot prices for graphite electrodes mean prices under individual purchase orders (not part of an annual or other extended purchase arrangement) for near term delivery for use in large steel melting electric arc furnaces (as distinct from, for example, a ladle furnace or a furnace producing non-ferrous metals). We have no duty to update these statements. Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include: the possibility that global or regional economic conditions or end market conditions for our products may not improve or may worsen; the possibility that anticipated additions to capacity for producing steel in electric arc furnaces may not occur, that reductions in graphite electrode manufacturing capacity may not continue or that increases in graphite electrode manufacturing capacity may occur; the possibility that increased production of steel in electric arc furnaces or reductions in graphite electrode manufacturing capacity may not result in stable or increased demand for or prices or sales volumes of graphite electrodes; the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in aluminum smelting; the possibility that anticipated additions to aluminum smelting capacity may not occur or that increased production of cathodes by competitors may occur; the possibility that increased production of aluminum or stable production of cathodes by competitors may not result in stable or increased demand for or prices or sales volume of cathodes; the possibility that actual graphite electrode prices in 2004 may be different than spot prices or announced prices; the possibility of delays in or failure to achieve widespread commercialization of fuel cells which use our products or that manufacturers of such fuel cells may obtain those products from other sources; the possibility of delays in or failure to achieve successful development and commercialization of new or improved products; the possibility of delays in meeting or failure to meet contractually specified or other product development milestones or delays in expanding or failure to expand manufacturing capacity to meet growth in demand, if any; the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others; the occurrence of unanticipated developments relating to antitrust investigations or lawsuits or to the lawsuit initiated by us against our former parents; the possibility that expected cost savings will not be fully realized or that anticipated asset sales may be delayed or may not occur or result in anticipated proceeds; the possibility that the anticipated benefits from organizational changes may be delayed or may not occur or that our provision for income taxes and effective income tax rate may fluctuate significantly; the occurrence of unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, or raw material or energy supplies or cost; the possibility that changes in market prices of our common stock, senior notes or convertible senior debentures may affect de-leveraging plans or activities; changes in interest or currency exchange rates, in competitive conditions or in inflation; the possibility of failure to satisfy conditions or milestones to, or occurrence of breach of terms of, our strategic alliances; the possibility of changes in the appropriation of government funds or the failure to satisfy eligibility conditions to government grants; the possibility that changes in financial performance may affect our compliance with financial covenants or the amount of funds available for borrowing under our revolving credit facility; the possibility that we may not achieve the earnings estimates that we provide as guidance from time to time; and other risks and uncertainties, including those detailed in our filings with the SEC, as well as future decisions by us. References to future cost savings are based on assumptions and subject to limitations detailed in our filings with the SEC. The statements in this news release or any related discussions or calls shall not constitute an admission of liability as to any claim or lawsuit. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities. References to street or analyst earnings estimates mean those published by First Call, a service of the Thomson Financial Network.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except per share data)
(Unaudited)

	December 31, 2002	December 31, 2003
Assets
Current Assets:
Cash and cash equivalents	$11	$34
Accounts and notes receivable, net	104	125
Inventories:
Raw materials and supplies	39	47
Work in process	102	123
Finished goods	30	34

	171	204
Prepaid expenses and deferred income taxes	21	33
Assets of discontinued operations	14	-

Total current assets	321	396
Property, plant and equipment	995	1,032
Less: accumulated depreciation	695	691

Net fixed assets	300	341
Deferred income taxes	171	181
Goodwill	15	20
Other assets	52	42

Total assets	$859	$980

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable	$105	$97
Short-term debt	18	1
Accrued income and other taxes	23	30
Other accrued liabilities	57	163
Liabilities of discontinued operations	3	-

Total current liabilities	206	291

Long-term debt:
Carrying Value	699	516
Fair value of hedged debt obligation	8	(18)
Unamortized bond premium	6	4

Total long-term debt	713	502

Other long-term obligations	258	224
Deferred income taxes	33	58
Minority stockholders' equity in consolidated entities	30	31
Commitments & contingencies	-	-
Stockholders' Deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 100,000,000 and 150,000,000 shares authorized, respectively at December 31, 2002 and December 31, 2003
59,211,664 shares issued at December 31, 2002 and
96,402,287 shares issued at December 31, 2003	1	1
Additional paid-in capital	636	894
Accumulated other comprehensive loss	(304)	(287)
Accumulated deficit	(620)	(642)
Less: cost of common stock held in treasury, 2,542,539 shares at December 31, 2002, 2,451,035 shares at December 31, 2003	(88)	(86)
Less: common stock held in employee benefits trusts, 426,400 shares at December 31, 2002 and 503,232 at December 31, 2003	(6)	(6)

Total stockholders' deficit	(381)	(126)

Total liabilities and stockholders' deficit	$859	$980

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2003	2002	2003
Net Sales	$156	$189	$596	$713
Cost of Sales	119	144	461	545

Gross Profit	37	45	135	168
Research and development	4	3	13	11
Selling, administrative and other expenses	19	22	81	85
Other (income) expense, net	(2)	(3)	(9)	(12)
Restructuring Charges	1	-	6	20
Impairment loss on long-lived and other assets	3	7	17	7
Antitrust investigations and related lawsuits and claims	-	32	-	32
Interest expense	15	9	60	45

	40	70	168	188

Income (loss) from continuing operations before
provision for income taxes and minority stockholders'
share of income	(3)	(25)	(33)	(20)
Provision (benefit) for income taxes	(1)	1	(16)	3

Income (loss) of consolidated entities before
minority stockholders' share of income	(2)	(26)	(17)	(23)
Less: Minority stockholders' share of income	-	-	2	1

Income (loss) from continuing operations	(2)	(26)	(19)	(24)

Discontinued operations:

Income from discontinued operations
(less applicable income tax expense)	-	-	1	1
Gain on sale of discontinued operations
(less applicable income tax expense)	-	-	-	1

Net Income (loss)	$(2)	$(26)	$(18)	$(22)

Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.04)	$(0.28)	$(0.35)	$(0.35)
Discontinued operations	0.00	0.00	0.02	0.02

Net income (loss) per share	$(0.04)	$(0.28)	$(0.33)	$(0.33)

Weighted average common shares outstanding
(in thousands)	56,144	92,476	55,942	67,981

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.04)	$(0.28)	$(0.35)	$(0.35)
Discontinued operations	0.00	0.00	0.02	0.02

Net income (loss) per share	$(0.04)	$(0.28)	$(0.33)	$(0.33)

Weighted average common shares outstanding
(in thousands)	56,144	92,476	55,942	67,981

NOTE: The consolidated statements of operations for the periods ended December 31, 2002 have been restated to conform with SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendments of FASB Statement No. 13, and Technical Corrections.” The effect of the adoption of SFAS No. 145 is to reclassify certain write-offs of capitalized bank charges for the twelve months ended December 31, 2002 in the amount of $4 million from extraordinary items to other (income) expense, net. The corresponding provision for income taxes has been adjusted by $1 million for the twelve months ended December 31, 2002.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2003	2002	2003
Cash flow from operating activities:
Net loss	$(2)	$(26)	$(18)	$(22)
Income from discontinued operations	-	-	1	1
Gain on sale of discontinued operations	-	-	-	1

Loss from continuing operations	(2)	(26)	(19)	(24)
Non-cash charges to net loss:
Write-off of capitalized bank fees	4	-	-	-
Depreciation and amortization	7	9	28	31
Deferred income taxes	-	6	(27)	2
Restricted stock vesting	-	-	5	-
Antitrust investigations and related lawsuits and claims	-	32	-	32
Restructuring charge	1	-	6	20
Impairment loss on long-lived and other assets	3	7	17	7
Other non-cash charges (credits), net	7	(14)	(20)	(46)
*(Increase) decrease in working capital	17	21	(38)	(38)
Long-term assets and liabilities	(12)	(6)	(12)	(10)

Net cash provided by (used in) operating activities from continued operations	17	29	(60)	(26)

Net cash provided by (used in) operating activities from discontinued operations	(1)	-	-	1

Net cash provided by (used in) operating activities	16	29	(60)	(25)

Cash flow from investing activities:
Capital expenditures	(18)	(12)	(50)	(41)
Proceeds from sale of assets	-	2	-	3
Proceeds from sale of discontinued operations	-	1	-	16

Net cash provided by (used in) investing activities	(18)	(9)	(50)	(22)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	3	(14)	11	(19)
Revolving credit facility borrowings (reductions), net	(8)	(56)	(86)	(10)
Long-term debt borrowings	-	-	557	-
Long-term debt reductions	-	(116)	(392)	(116)
Proceeds (payments) from sale of interest rate swap	-	-	10	30
Purchase of interest rate caps	-	-	-	(5)
Sale of common stock	-	190	1	190
Proceeds from exercise of stock options	-	4	-	4
Financing costs	-	-	(21)	(1)
Dividends paid to minority shareholders	(1)	-	(1)	(4)

Net cash provided by (used in) financing activities	(6)	8	79	69

Net increase (decrease) in cash and cash equivalents	(8)	28	(31)	22
Effect of exchange rate changes on cash and cash equivalents	1	-	4	1
Cash and cash equivalents at beginning of period	18	6	38	11

Cash and cash equivalents at end of period	$11	$34	$11	$34

Supplemental disclosures of cash flow information:
Net cash paid during the periods for:
Interest expense	$2	$2	$48	$62

Income taxes	$1	$4	$24	$11

*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$(1)	$7	$(6)	$(4)
Inventories	-	2	11	(9)
Prepaid expenses and other current assets	-	1	(2)	-
Decrease in accounts payable and accruals	19	12	(34)	(16)
Antitrust investigations and related lawsuits and claim payments	(1)	-	(3)	(4)
Restructuring payments	-	(1)	(4)	(5)

(Increase) decrease in working capital	$17	$21	$(38)	$(38)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in millions)
(Unaudited)

	Three Months Ended		Year Ended
	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003
NET SALES:
Synthetic Graphite	$143	$172	$539	$638
Other	13	17	57	75

Total	$156	$189	$596	$713

COST OF SALES:
Synthetic Graphite	$109	$131	$414	$487
Other	10	13	47	58

Total	$119	$144	$461	$545

GROSS PROFIT:
Synthetic Graphite	$34	$41	$125	$151
Other	3	4	10	17

Total	$37	$45	$135	$168

GROSS PROFIT MARGIN:
Synthetic Graphite	23.9%	24.2%	23.2%	23.8%
Other	25.3%	18.9%	18.5%	23.1%

Total	24.0%	23.7%	22.7%	23.6%

        NOTE ON SEGMENT DATA: The “Other” segment has been restated for current and prior periods to exclude GTI’s composite tooling business that was sold in June 2003.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions, except per share data)
(Unaudited)

Net Income (Loss) and Earnings Per Share Reconciliation

	Three Months Ended December 31, 2002	Three Months Ended December 31, 2003

Net income (loss) [($0.04) and ($0.28) per diluted share, respectively]	$(2)	$(26)
Adjustments, net of tax:
Restructuring and impairment	2	6
Gain on sale of discontinued operations	-	-
Antitrust reserve adjustment		29
Income (loss) excluding adjustments [Nil and $0.10 per diluted share, respectively]	$-	$9

Plus: Other (income) expense, net, net of tax	(1)	(3)

Income (loss) excluding restructuring, impairment, gain on sale of discontinued operations, antitrust reserve adjustment and other (income) expense, net [($0.02) and $0.07 per diluted share, respectively]	$(1)	$6

Net Income (Loss) and Earnings Per Share Reconciliation

	Year Ended December 31, 2002	Year Ended December 31, 2003

Net income (loss) [($0.33) and ($0.33) per diluted share, respectively]	$(18)	$(22)
Adjustments, net of tax:
Restructuring and impairment	16	19
Gain on sale of discontinued operations	-	(1)
Antitrust reserve adjustment	-	29
Tax settlement adjustment	(6)	-
Income (loss) excluding adjustments [($0.15) and $0.36 per diluted share, respectively]	$(8)	$25

Plus: Other (income) expense, net, net of tax	(6)	(7)

Income (loss) excluding restructuring, impairment, gain on sale of discontinued operations, antitrust reserve adjustment, tax settlement adjustment and other (income) expense, net [($0.25) and $0.24 per diluted share, respectively]	$(14)	$18

        NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that the excluded items are not primarily related to core operational activities. GTI believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GTI’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

        NOTE ON RECONCILIATION OF EARNINGS, EBITDA AND NET DEBT GUIDANCE DATA: Earnings, EBITDA and net debt guidance is provided on a GAAP basis assuming no change in interest rates or currency exchange rates and excluding other expense (income), net. GTI does not forecast changes in interest or currency rates. Changes in these rates can affect such items as net sales and cost of sales (in each case as translated into dollars), interest expense due to variable interest rates on a portion of GTI’s debt, and other expense (income), net, due to translation of currency gains and losses on intercompany loans or mark-to-market cost adjustments on interest rate swaps and caps. Some of these items are recorded in other expense (income), net. Other items included in other expense (income), net, are non-operational items that are non-recurring or otherwise not reasonably predictable. GTI expects to record restructuring charges of about $6 million, before tax, over the next 12 months; however, it cannot forecast the amount for any specific quarter or year. To the extent that an item, that would be excluded, has been recorded in a prior period and that prior period is included in a forecast period, the recorded item is reflected for the entire forecast period at the same amount at which it was recorded in the prior period. In addition, earnings, EBITDA and net debt guidance is subject to the risks and uncertainties described under the Note on Forward-Looking Statements.

        Earnings outlook for 2004 is based upon 93.5 million weighted average shares outstanding for the 2004 full year and 93.5 million weighted average shares outstanding for the 2004 first quarter. These shares exclude the impact of stock options and convertible senior debentures that may increase dilutive shares for the periods forecasted above since the impact is dependent on GTI’s share price during those respective periods.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

EBITDA Reconciliation

	Q4 2002	Q4 2003	Year 2002	Year 2003
Net income (loss)	$(2)	$(26)	$(18)	$(22)
Add back:
Minority stockholders' share of income	-	-	2	1
Provision for (benefit from) income taxes	(1)	1	(16)	3
Depreciation and amortization	7	9	28	31
Interest expense	15	9	60	45
Antitrust investigations and related lawsuits and claims	-	32	-	32
Restructuring & impairment losses on long lived and other assets	4	7	23	27

EBITDA	$23	$32	$79	$117

EBITDA as a percent of net sales	14.7%	16.9%	13.3%	16.4%
MEMO : Cash portion of restructuring and impairment losses	$1	$-	$6	$5
MEMO : Other (income) expense, net, included above	$(2)	$(3)	$(9)	$(12)
MEMO : Gain on sale of discontinued operations	-	-	-	$1

        NOTE ON EBITDA RECONCILIATION: Extraordinary items relating to capitalized debt fees for 2002 have been reclassified into other (income) expense, net, in accordance with new generally accepted accounting standards.

        EBITDA is a non-GAAP financial measure that GTI currently calculates according to the schedule above using GAAP amounts from the Consolidated Financial Statements. GTI believes that EBITDA is generally accepted as providing useful information regarding a company’s ability to incur and service debt. GTI also believes that EBITDA provides useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA as well as other financial measures in connection with its decision-making activities. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. GTI’s method for calculating EBITDA may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior secured bank credit facilities or its senior notes.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

Net Debt Reconciliation

	Dec-02	Sept-03	Dec-03
Long term debt	$713	$685	$502
Short term debt	18	15	1

Total debt	731	700	503
Less:
Fair value of hedged debt obligation	8	(9)	(18)
Unamortized bond premium	6	4	4
Cash and cash equivalents	11	6	34

Net debt	$706	$699	$483

        Above schedule excludes $17 million of letters of credit outstanding at December 31, 2003.

        NOTE ON NET DEBT RECONCILATION: Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value of hedged debt obligations (which are interest rate swaps that have been marked-to-market) because they currently represent a liability with an offsetting non-cash adjustment recorded as a component of long-term debt on the consolidated balance sheet. GTI believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness. Management believes net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured bank credit facilities. GTI does not forecast the fair value of hedged debt obligation.